EXHIBIT 99.1
PRESS RELEASE	Arch Capital Group Ltd.
NASDAQ Symbol: ACGL	Waterloo House, Ground Floor
For Immediate Release	100 Pitts Bay Road
October 26, 2022	Pembroke HM 08 Bermuda

ARCH CAPITAL GROUP LTD. REPORTS 2022 THIRD QUARTER RESULTS

PEMBROKE, BERMUDA--(BUSINESS WIRE)--Arch Capital Group Ltd. (NASDAQ: ACGL; “Arch” or “the Company”) announces its 2022 third quarter results. The results included:
•Net income available to Arch common shareholders of $6.9 million, or $0.02 per share, a 0.2% annualized net income return on average common equity, compared to $388.8 million, or $0.98 per share, for the 2021 third quarter;
•After-tax operating income available to Arch common shareholders(1) of $106.0 million, or $0.28 per share, a 3.8% annualized operating return on average common equity, compared to $294.7 million, or $0.74 per share, for the 2021 third quarter;
•Pre-tax current accident year catastrophic losses for the Company’s insurance and reinsurance segments, net of reinsurance and reinstatement premiums (1), of $550.8 million, primarily related to Hurricane Ian, as well as from a series of other global events that occurred this year, including U.S. convective storms, Typhoon Nanmadol and the June French hailstorms;
•Combined ratio excluding catastrophic activity and prior year development(1) of 82.2%, compared to 80.1% for the 2021 third quarter;
•Favorable development in prior year loss reserves, net of related adjustments(1) of $178.0 million;
•Book value per common share of $29.69 at September 30, 2022, a 5.4% decrease from June 30, 2022.
All earnings per share amounts discussed in this release are on a diluted basis. The following table summarizes the Company’s underwriting results:

(U.S. dollars in thousands)	Three Months Ended September 30,
	2022	2021	% Change
Gross premiums written	$3,860,683	$3,207,415	20.4
Net premiums written	2,723,774	2,075,929	31.2
Net premiums earned	2,470,750	1,929,337	28.1
Underwriting income	68,797	173,745	(60.4)
Underwriting Ratios			% Point Change
Loss ratio	68.1%	63.5%	4.6
Underwriting expense ratio	29.2%	27.9%	1.3
Combined ratio	97.3%	91.4%	5.9

Combined ratio excluding catastrophic activity and prior year development (1)	82.2%	80.1%	2.1
(1)    Presentation represents a “non-GAAP” financial measure as defined in Regulation G. See ‘Comments on Regulation G’ for further details.

The following table summarizes the Company’s consolidated financial data, including a reconciliation of net income or loss available to Arch common shareholders to after-tax operating income or loss available to Arch common shareholders and related diluted per share results (see ‘Comments on Regulation G’ for a discussion of non-GAAP financial measures):

(U.S. dollars in thousands, except share data)	Three Months Ended
	September 30,
	2022	2021
Net income available to Arch common shareholders	$6,917	$388,751
Net realized (gains) losses	183,674	25,040
Equity in net (income) loss of investment funds accounted for using the equity method	18,861	(105,398)
Net foreign exchange (gains) losses	(90,537)	(36,078)
Transaction costs and other	76	1,036
Loss on redemption of preferred shares	—	15,101
Income tax expense (benefit) (1)	(13,019)	6,236
After-tax operating income available to Arch common shareholders	$105,972	$294,688

Diluted per common share results:
Net income available to Arch common shareholders	$0.02	$0.98
Net realized (gains) losses	0.48	0.05
Equity in net (income) loss of investment funds accounted for using the equity method	0.05	(0.26)
Net foreign exchange (gains) losses	(0.24)	(0.09)
Transaction costs and other	0.00	0.00
Loss on redemption of preferred shares	—	0.04
Income tax expense (benefit) (1)	(0.03)	0.02
After-tax operating income available to Arch common shareholders	$0.28	$0.74

Weighted average common shares and common share equivalents outstanding — diluted	373,727,277	397,903,347

Beginning common shareholders’ equity	$11,587,566	$12,706,072
Ending common shareholders’ equity	10,965,110	12,557,526
Average common shareholders’ equity	$11,276,338	$12,631,799

Annualized net income return on average common equity	0.2%	12.3%
Annualized operating return on average common equity	3.8%	9.3%
(1)    Income tax expense (benefit) on net realized gains or losses, equity in net income (loss) of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares reflects the relative mix reported by jurisdiction and the varying tax rates in each jurisdiction.

Segment Information

The following section provides analysis on the Company’s 2022 third quarter performance by operating segment. For additional details regarding the Company’s operating segments, please refer to the Company’s Financial Supplement dated September 30, 2022. The Company’s segment information includes the use of underwriting income (loss) and a combined ratio excluding catastrophic activity and prior year development. Such items are non-GAAP financial measures (see ‘Comments on Regulation G’ for further details).
Insurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2022	2021	% Change

Gross premiums written	$1,862,026	$1,596,619	16.6
Net premiums written	1,368,759	1,153,813	18.6
Net premiums earned	1,186,908	938,670	26.4

Underwriting income (loss)	$(33,723)	$(21,358)	(57.9)

Underwriting Ratios			% Point Change
Loss ratio	69.3%	71.2%	(1.9)
Underwriting expense ratio	33.5%	31.0%	2.5
Combined ratio	102.8%	102.2%	0.6

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	13.4%	12.2%	1.2
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(0.1)%	(0.5)%	0.4
Combined ratio excluding catastrophic activity and prior year development	89.5%	90.5%	(1.0)
Gross premiums written by the insurance segment in the 2022 third quarter were 16.6% higher than in the 2021 third quarter while net premiums written were 18.6% higher than in the 2021 third quarter. The higher level of net premiums written reflected increases in most lines of business, due in part to rate increases, new business opportunities and growth in existing accounts. Net premiums earned in the 2022 third quarter were 26.4% higher than in the 2021 third quarter, and reflect changes in net premiums written over the previous five quarters.
The 2022 third quarter loss ratio reflected 13.4 points of current year catastrophic activity, primarily related to Hurricane Ian, compared to 12.2 points of catastrophic activity in the 2021 third quarter, primarily related to Hurricane Ida. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 0.5 points in the 2022 third quarter consistent with 0.5 in the 2021 third quarter. The improvement in the 2022 third quarter loss ratio also reflected the impact of rate increases and changes in mix of business.
The underwriting expense ratio was 33.5% in the 2022 third quarter, compared to 31.0% in the 2021 third quarter. The increase in the 2022 third quarter was primarily due to growth in lines with higher acquisition costs, such as travel, higher contingent commission accruals on profitable business and a slightly lower ceded premium ratio. Partially offsetting this increase in the acquisition expense ratio was a reduction in the operating expense ratio where the growth in net earned premium outpaced the growth in operating expense.

Reinsurance Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2022	2021	% Change

Gross premiums written	$1,639,061	$1,251,760	30.9
Net premiums written	1,078,836	621,389	73.6
Net premiums earned	1,001,774	678,702	47.6
Other underwriting income (loss)	452	3,293	(86.3)

Underwriting income (loss)	$(196,887)	$(38,948)	(405.5)

Underwriting Ratios			% Point Change
Loss ratio	92.6%	80.4%	12.2
Underwriting expense ratio	27.1%	25.8%	1.3
Combined ratio	119.7%	106.2%	13.5

Catastrophic activity and prior year development:
Current accident year catastrophic events, net of reinsurance and reinstatement premiums	39.1%	32.6%	6.5
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(4.9)%	(9.6)%	4.7
Combined ratio excluding catastrophic activity and prior year development	85.5%	83.2%	2.3
Gross premiums written by the reinsurance segment in the 2022 third quarter were 30.9% higher than in the 2021 third quarter, while net premiums written were 73.6% higher than in the 2021 third quarter. Net premiums written for the reinsurance segment in the 2021 third quarter were affected by a one time $161.2 million adjustment, resulting from retrocessions to Somers Re Ltd. (formerly known as Watford Re Ltd.) following its ownership change on July 1, 2021. Absent this item, net premiums written by the reinsurance segment were 37.9% higher than in the 2021 third quarter. The growth in net premiums written reflected increases in all lines of business, primarily related to rate increases, new business opportunities and growth in existing accounts. Net premiums earned in the 2022 third quarter were 47.6% higher than in the 2021 third quarter, and reflect changes in net premiums written over the previous five quarters.
The 2022 third quarter loss ratio reflected 42.8 points of current year catastrophic activity, related to Hurricane Ian and other global events, compared to 34.6 points of catastrophic activity in the 2021 third quarter, primarily related to Hurricane Ida and European floods. Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 4.9 points in the 2022 third quarter, compared to 10.7 points in the 2021 third quarter. In addition, the improvement in the 2022 third quarter loss ratio reflected the impact of rate increases and changes in mix of business.
The underwriting expense ratio was 27.1% in the 2022 third quarter, compared to 25.8% in the 2021 third quarter (including 1.1 points related to prior year development). The increase in the 2022 third quarter reflected a higher level of pro rata business, which generally has higher ceding commissions than excess of loss business. Such increase in the acquisition expense ratio was partially offset by a lower operating expense ratio due to a higher level of earned premium.

Mortgage Segment

	Three Months Ended September 30,
(U.S. dollars in thousands)	2022	2021	% Change

Gross premiums written	$362,409	$360,934	0.4
Net premiums written	276,179	300,727	(8.2)
Net premiums earned	282,068	311,965	(9.6)
Other underwriting income	2,625	3,981	(34.1)

Underwriting income	$299,407	$234,051	27.9

Underwriting Ratios			% Point Change
Loss ratio	(24.1)%	3.7%	(27.8)
Underwriting expense ratio	18.9%	22.5%	(3.6)
Combined ratio	(5.2)%	26.2%	(31.4)

Prior year development:
Net (favorable) adverse development in prior year loss reserves, net of related adjustments	(45.1)%	(15.5)%	(29.6)
Combined ratio excluding prior year development	39.9%	41.7%	(1.8)
Gross premiums written by the mortgage segment in the 2022 third quarter were 0.4% higher than in the 2021 third quarter, while net premiums written were 8.2% lower. The increase in gross premiums written primarily reflected higher volume of credit risk transfer contracts and growth in Australian markets, partially offset by lower volumes of U.S. primary mortgage insurance single premium and monthly premium business. Net premiums written for the 2022 third quarter reflected a higher level of premiums ceded than in the 2021 third quarter, while the reduction in net premiums earned also reflected a reduction in earnings from single premium policy terminations and a lower level of monthly premiums.
Estimated net favorable development of prior year loss reserves, before related adjustments, reduced the loss ratio by 44.7 points, primarily related to the U.S. first lien portfolio from the 2020 and 2021 accident years, compared to 14.5 points in the 2021 third quarter. The percentage of loans in default on U.S. primary mortgage insurance business was 1.73% at September 30, 2022, compared to 1.77% at June 30, 2022.
The underwriting expense ratio was 18.9% in the 2022 third quarter, compared to 22.5% in the 2021 third quarter, with the decrease reflecting lower acquisition expenses on Australian mortgage insurance following the acquisition of Westpac LMI in the 2021 third quarter and profit commissions on business ceded related to favorable development of prior year loss reserves in the U.S. These reductions were partially offset by a higher operating expense ratio due to a lower level of net premiums earned in the U.S. primary mortgage insurance business.

Corporate Segment
The corporate segment results include net investment income, net realized gains or losses (which includes changes in the allowance for credit losses on financial assets), equity in net income or loss of investment funds accounted for using the equity method, other income (loss), corporate expenses, transaction costs and other, amortization of intangible assets, interest expense, net foreign exchange gains or losses, income taxes items, income or loss from operating affiliates and items related to the Company’s non-cumulative preferred shares.
Investment returns were as follows:

(U.S. dollars in thousands, except per share data)	Three Months Ended
	September 30,	June 30,	September 30,
	2022	2022	2021
Pre-tax net investment income	$128,640	$106,392	$88,195
Per diluted share	$0.34	$0.28	$0.22

Pre-tax investment income yield, at amortized cost (1)	2.06%	1.76%	1.41%

Total return on investments (2)	(3.01)%	(3.02)%	0.01%
(1)    Presented on an annualized basis and excluding the impact of investments for which returns are not included within investment income, such as investments accounted for using the equity method and certain equities.
(2)    Presentation represents a “non-GAAP” financial measure as defined in Regulation G. See ‘Comments on Regulation G’ for further details.
The growth in net investment income in the 2022 third quarter compared to the 2022 second quarter and 2021 third quarter reflected the effects of higher interest rates available in the market. Total return on investments for the 2022 third quarter primarily reflected the impact of rising interest rates on fixed income securities and was consistent with total return for the 2022 second quarter.
Net realized gains or losses reflect sales of investments along with the impact of financial market movements on the Company’s investment portfolio, including realized and unrealized changes in the fair value of equity securities and assets accounted for using the fair value option, realized and unrealized gains and losses on derivative instruments and changes in the allowance for credit losses on financial assets. On a pre-tax basis, net realized losses for the 2022 third quarter were $183.7 million, of which approximately 40% represented unrealized changes in the fair value of equity securities and assets accounted for using the fair value option.
On a pre-tax basis, net foreign exchange gains for the 2022 third quarter were $90.5 million, compared to net foreign exchange gains for the 2021 third quarter of $36.1 million. For both periods, such amounts were primarily unrealized and resulted from the effects of revaluing the Company’s net insurance liabilities required to be settled in foreign currencies at each balance sheet date. Changes in the value of available-for-sale investments held in foreign currencies due to foreign currency rate movements are reflected as a direct increase or decrease to shareholders’ equity and are not included in the consolidated statements of income. Although the Company generally attempts to match the currency of its projected liabilities with investments in the same currencies, the Company may elect to over or underweight one or more currencies from time to time, which could increase the Company’s exposure to foreign currency fluctuations and increase the volatility of the Company’s shareholders’ equity.
The Company’s effective tax rate on income before income taxes (based on the Company’s estimated annual effective tax rate) was 3.0% for the nine months ended September 30, 2022, compared to 5.8% for the 2021 period. The Company’s effective tax rate on pre-tax operating income available to Arch common shareholders was 5.2% for the nine months ended September 30, 2022, compared to a 5.9% for the 2021 period. The Company’s effective tax rate may fluctuate from period to period based upon the relative mix of income or loss reported by jurisdiction and the varying tax rates in each jurisdiction. The effective tax rates for the nine months ended September 30, 2022 and 2021 included discrete income tax benefits of $36.5 million and $28.7 million, respectively. The discrete income tax benefits had the effect of decreasing the nine months ended September 30, 2022 and 2021 effective tax rate on operating income available to Arch common shareholders by 3.3% and 2.8%, respectively. The discrete tax items in the 2022 and 2021 period primarily related to the release of a valuation allowance on U.K. deferred tax assets. The Company’s quarterly tax provision is adjusted to reflect changes in its estimated annual effective tax rate, if any.
Income from operating affiliates for the 2022 third quarter was $8.5 million, or $0.02 per share, compared to $124.1 million, or $0.31 per share, for the 2021 third quarter, and primarily reflects amounts related to Company’s investment in Somers Group Holdings Ltd. (“Somers”) and Coface SA. Results for the 2021 third quarter reflected a one-time gain of $95.7 million recognized from the Company’s previously disclosed acquisition of a 40% share of Somers.

Conference Call

The Company will hold a conference call for investors and analysts at 11:00 a.m. Eastern Time on October 27, 2022. A live webcast of this call will be available via the Investors section of the Company’s website at http://www.archgroup.com/investors. A recording of the webcast will be available in the Investors section of the Company’s website approximately two hours after the event concludes and will be archived on the site for one year.
Please refer to the Company’s Financial Supplement dated September 30, 2022, which is available via the Investors section of the Company’s website at http://www.archgroup.com/investors. The Financial Supplement provides additional detail regarding the financial performance of the Company. From time to time, the Company posts additional financial information and presentations to its website, including information with respect to its subsidiaries. Investors and other recipients of this information are encouraged to check the Company’s website regularly for additional information regarding the Company.
Arch Capital Group Ltd., a publicly listed Bermuda exempted company with approximately $14.5 billion in capital at September 30, 2022, provides insurance, reinsurance and mortgage insurance on a worldwide basis through its wholly owned subsidiaries.
Comments on Regulation G

Throughout this release, the Company presents its operations in the way it believes will be the most meaningful and useful to investors, analysts, rating agencies and others who use the Company’s financial information in evaluating the performance of the Company and that investors and such other persons benefit from having a consistent basis for comparison between quarters and for comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP financial measures in assessing the Company’s overall financial performance.
This presentation includes the use of “after-tax operating income or loss available to Arch common shareholders,” which is defined as net income available to Arch common shareholders, excluding net realized gains or losses (which includes changes in the allowance for credit losses on financial assets and net impairment losses recognized in earnings), equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares, net of income taxes, and the use of annualized operating return on average common equity. The presentation of after-tax operating income available to Arch common shareholders and annualized operating return on average common equity are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to net income available to Arch common shareholders and annualized net income return on average common equity (the most directly comparable GAAP financial measures) in accordance with Regulation G is included on page 2 of this release.
The Company believes that net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses, transaction costs and other and loss on redemption of preferred shares in any particular period are not indicative of the performance of, or trends in, the Company’s business performance. Although net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method and net foreign exchange gains or losses are an integral part of the Company’s operations, the decision to realize investment gains or losses, the recognition of the change in the carrying value of investments accounted for using the fair value option in net realized gains or losses, the recognition of equity in net income or loss of investment funds accounted for using the equity method and the recognition of foreign exchange gains or losses are independent of the insurance underwriting process and result, in large part, from general economic and financial market conditions. Furthermore, certain users of the Company’s financial information believe that, for many companies, the timing of the realization of investment gains or losses is largely opportunistic. In addition, changes in the allowance for credit losses and net impairment losses recognized in earnings on the Company’s investments represent other-than-temporary declines in expected recovery values on securities without actual realization. The use of the equity method on certain of the Company’s investments in certain funds that invest in fixed maturity securities is driven by the ownership structure of such funds (either limited partnerships or limited liability companies). In applying the equity method, these investments are initially recorded at cost and are subsequently adjusted based on the Company’s proportionate share of the net income or loss of the funds (which include changes in the fair value of the underlying securities in the funds). This method of accounting is different from the way the Company accounts for its other fixed maturity securities and the timing of the recognition of equity in net income or loss of investment funds accounted for using the equity method may differ from gains or losses in the future upon sale or maturity of such investments. Transaction costs and other include advisory, financing, legal, severance, incentive compensation and other costs related to acquisitions. The Company believes that transaction costs and other, due to their non-recurring nature, are not indicative of the performance of, or trends in, the Company’s business performance. The loss on redemption of preferred shares related to the redemption of the Company's Series E preferred shares in September 2021 had no impact on shareholders' equity or cash flows. Due to these reasons, the Company excludes net realized gains or losses, equity in net income or loss of investment funds accounted for using the equity method, net foreign exchange gains or losses and transaction costs and other from the calculation of after-tax operating income or loss available to Arch common shareholders.
The Company believes that showing net income available to Arch common shareholders exclusive of the items referred to above reflects the underlying fundamentals of the Company’s business since the Company evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income available to Arch common shareholders, the Company believes that this presentation enables investors and other users of the Company’s financial information to analyze the Company’s performance in a manner similar to how the Company’s management analyzes performance. The Company also believes that this measure follows industry practice and, therefore, allows the users of the Company’s financial information to compare the Company’s performance with its industry peer group. The Company believes that the equity analysts and certain rating agencies which follow the Company and the insurance industry as a whole generally exclude these items from their analyses for the same reasons.
The Company’s segment information includes the presentation of consolidated underwriting income or loss and a subtotal of underwriting income or loss. Such measures represent the pre-tax profitability of its underwriting operations and include net premiums earned plus other underwriting income, less losses and loss adjustment expenses, acquisition expenses and other operating expenses. Other operating expenses include those operating expenses that are incremental and/or directly attributable to the Company’s individual underwriting operations. Underwriting income or loss does not incorporate items included in the Company’s corporate segment. While these measures are presented in the Segment Information footnote to the Company’s Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. The reconciliations of underwriting income or loss to income before income taxes (the most directly comparable GAAP financial measure) on a consolidated basis, in accordance with Regulation G, is shown on the following pages.
Management measures segment performance for its three underwriting segments based on underwriting income or loss. The Company does not manage its assets by underwriting segment and, accordingly, investment income, income from operating affiliates and other corporate segment related items are not allocated to each underwriting segment.
In addition, the Company’s segment information includes the use of a combined ratio excluding catastrophic activity and prior year development, for the insurance and reinsurance segments, and a combined ratio excluding prior year development, for the mortgage segment. These ratios are non-GAAP financial measures as defined in Regulation G. The reconciliation of such measures to the combined ratio (the most directly comparable GAAP financial measure) in accordance with Regulation G are shown on the individual segment pages. The Company’s management utilizes the adjusted combined ratios excluding current accident year catastrophic events and favorable or adverse development in prior year loss reserves in its analysis of the underwriting performance of each of its underwriting segments.
Total return on investments includes investment income, equity in net income or loss of investment funds accounted for using the equity method, net realized gains and losses (excluding changes in the allowance for credit losses on non-investment related financial assets) and the change in unrealized gains and losses generated by Arch’s investment portfolio. Total return is calculated on a pre-tax basis and before investment expenses and reflects the effect of financial market conditions along with foreign currency fluctuations. Management uses total return on investments as a key measure of the return generated to Arch common shareholders, and compares the return generated by the Company’s investment portfolio against benchmark returns during the periods presented.

The following tables summarize the Company’s results by segment for the 2022 third quarter and 2021 third quarter and a reconciliation of underwriting income or loss to income or loss before income taxes and net income or loss available to Arch common shareholders:

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2022
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$1,862,026	$1,639,061	$362,409	$3,860,683
Premiums ceded	(493,267)	(560,225)	(86,230)	(1,136,909)
Net premiums written	1,368,759	1,078,836	276,179	2,723,774
Change in unearned premiums	(181,851)	(77,062)	5,889	(253,024)
Net premiums earned	1,186,908	1,001,774	282,068	2,470,750
Other underwriting income (loss)	—	452	2,625	3,077
Losses and loss adjustment expenses	(822,663)	(927,911)	67,878	(1,682,696)
Acquisition expenses	(232,469)	(208,425)	(6,693)	(447,587)
Other operating expenses	(165,499)	(62,777)	(46,471)	(274,747)
Underwriting income (loss)	$(33,723)	$(196,887)	$299,407	68,797

Net investment income				128,640
Net realized gains (losses)				(183,673)
Equity in net income (loss) of investment funds accounted for using the equity method				(18,861)
Other income (loss)				(13,684)
Corporate expenses (2)				(17,634)
Transaction costs and other (2)				(76)
Amortization of intangible assets				(26,104)
Interest expense				(33,063)
Net foreign exchange gains (losses)				90,509
Income (loss) before income taxes and income (loss) from operating affiliates				(5,149)
Income tax expense				14,900
Income (loss) from operating affiliates				8,507
Net income (loss)				18,258
Dividends attributable to redeemable noncontrolling interests				(1,157)
Net income (loss) available to Arch				17,101
Preferred dividends				(10,184)
Net income (loss) available to Arch common shareholders				$6,917

Underwriting Ratios
Loss ratio	69.3%	92.6%	(24.1)%	68.1%
Acquisition expense ratio	19.6%	20.8%	2.4%	18.1%
Other operating expense ratio	13.9%	6.3%	16.5%	11.1%
Combined ratio	102.8%	119.7%	(5.2)%	97.3%

Net premiums written to gross premiums written	73.5%	65.8%	76.2%	70.6%
(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.
(2)    Certain expenses have been excluded from ‘corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Regulation G’ for a further discussion of such items.

(U.S. Dollars in thousands)	Three Months Ended
	September 30, 2021
	Insurance	Reinsurance	Mortgage	Total
Gross premiums written (1)	$1,596,619	$1,251,760	$360,934	$3,207,415
Premiums ceded	(442,806)	(630,371)	(60,207)	(1,131,486)
Net premiums written	1,153,813	621,389	300,727	2,075,929
Change in unearned premiums	(215,143)	57,313	11,238	(146,592)
Net premiums earned	938,670	678,702	311,965	1,929,337
Other underwriting income (loss)	—	3,293	3,981	7,274
Losses and loss adjustment expenses	(668,630)	(545,846)	(11,543)	(1,226,019)
Acquisition expenses	(152,467)	(129,450)	(24,098)	(306,015)
Other operating expenses	(138,931)	(45,647)	(46,254)	(230,832)
Underwriting income (loss)	$(21,358)	$(38,948)	$234,051	173,745

Net investment income				88,195
Net realized gains (losses)				(25,040)
Equity in net income (loss) of investment funds accounted for using the equity method				105,398
Other income (loss)				(3,960)
Corporate expenses (2)				(18,636)
Transaction costs and other (2)				(1,036)
Amortization of intangible assets				(20,135)
Interest expense				(33,176)
Net foreign exchange gains (losses)				36,078
Income (loss) before income taxes and income (loss) from operating affiliates				301,433
Income tax expense				(4,137)
Income (loss) from operating affiliates				124,119
Net income (loss)				421,415
Dividends attributable to redeemable noncontrolling interests				(1,473)
Net income (loss) available to Arch				419,942
Preferred dividends				(16,090)
Loss on redemption of preferred shares				(15,101)
Net income (loss) available to Arch common shareholders				$388,751

Underwriting Ratios
Loss ratio	71.2%	80.4%	3.7%	63.5%
Acquisition expense ratio	16.2%	19.1%	7.7%	15.9%
Other operating expense ratio	14.8%	6.7%	14.8%	12.0%
Combined ratio	102.2%	106.2%	26.2%	91.4%

Net premiums written to gross premiums written	72.3%	49.6%	83.3%	64.7%

(1)    Certain amounts included in the gross premiums written of each segment are related to intersegment transactions and are included in the gross premiums written of each segment. Accordingly, the sum of gross premiums written for each segment does not agree to the total gross premiums written as shown in the table above due to the elimination of intersegment transactions in the total.
(2)    Certain expenses have been excluded from ‘corporate expenses’ and reflected in ‘Transaction costs and other.’ See ‘Comments on Regulation G’ for a further discussion of such items.

Cautionary Note Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 (“PSLRA”) provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the Company may include forward-looking statements, which reflect the Company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in or incorporated by reference in this release are forward-looking statements. Forward-looking statements, for purposes of the PSLRA or otherwise, can generally be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” and similar statements of a future or forward-looking nature or their negative or variations or similar terminology.
Forward-looking statements involve the Company’s current assessment of risks and uncertainties. Actual events and results may differ materially from those expressed or implied in these statements. Important factors that could cause actual events or results to differ materially from those indicated in such statements are discussed below and elsewhere in this release and in the Company’s periodic reports filed with the Securities and Exchange Commission (the “SEC”), and include:
•the Company’s ability to successfully implement its business strategy during “soft” as well as “hard” markets;
•acceptance of the Company’s business strategy, security and financial condition by rating agencies and regulators, as well as by brokers and its insureds and reinsureds;
•the Company’s ability to consummate acquisitions and integrate any businesses it has acquired or may acquire into its existing operations;
•the Company’s ability to maintain or improve its ratings, which may be affected by its ability to raise additional equity or debt financings, by ratings agencies’ existing or new policies and practices, as well as other factors described herein;
•general economic and market conditions (including inflation, interest rates, unemployment, housing prices, foreign currency exchange rates, prevailing credit terms and the depth and duration of a recession, including those resulting from COVID-19) and conditions specific to the reinsurance and insurance markets in which the Company operates;
•competition, including increased competition, on the basis of pricing, capacity (including alternative sources of capital), coverage terms or other factors;
•developments in the world’s financial and capital markets and the Company’s access to such markets;
•the Company’s ability to successfully enhance, integrate and maintain operating procedures (including information technology) to effectively support its current and new business;
•the loss and addition of key personnel;
•material differences between actual and expected assessments for guaranty funds and mandatory pooling arrangements;
•accuracy of those estimates and judgments utilized in the preparation of the Company’s financial statements, including those related to revenue recognition, insurance and other reserves, reinsurance recoverables, investment valuations, intangible assets, bad debts, income taxes, contingencies and litigation, and any determination to use the deposit method of accounting;
•greater than expected loss ratios on business written by the Company and adverse development on claim and/or claim expense liabilities related to business written by its insurance and reinsurance subsidiaries;
•the adequacy of the Company’s loss reserves;
•severity and/or frequency of losses;
•greater frequency or severity of unpredictable natural and man-made catastrophic events;
•claims resulting from natural or man-made catastrophic events or severe economic events in the Company’s insurance, reinsurance and mortgage businesses could cause large losses and substantial volatility in the Company’s results of operations;
•the effect of climate change on the Company’s business;
•the effect of contagious diseases (including COVID-19) on the Company’s business;
•acts of terrorism, political unrest and other hostilities or other unforecasted and unpredictable events;
•availability to the Company of reinsurance to manage its gross and net exposures and the cost of such reinsurance;
•the failure of reinsurers, managing general agents, third party administrators or others to meet their obligations to the Company;

•the timing of loss payments being faster or the receipt of reinsurance recoverables being slower than anticipated by the Company;
•the Company’s investment performance, including legislative or regulatory developments that may adversely affect the fair value of the Company’s investments;
•changes in general economic conditions, including new or continued sovereign debt concerns or downgrades of U.S. securities by credit rating agencies, which could affect the Company’s business, financial condition and results of operations;
•changes in the method for determining the London Inter-bank Offered Rate (“LIBOR”) and the replacement of LIBOR with alternative benchmark rates;
•the volatility of the Company’s shareholders’ equity from foreign currency fluctuations, which could increase due to us not matching portions of the Company’s projected liabilities in foreign currencies with investments in the same currencies;
•changes in accounting principles or policies or in the Company’s application of such accounting principles or policies;
•changes in the political environment of certain countries in which the Company operates, underwrites business or invests;
•a disruption caused by cyber-attacks or other technology breaches or failures on the Company or the Company’s business partners and service providers, which could negatively impact the Company’s business and/or expose the Company to litigation;
•statutory or regulatory developments, including as to tax policy matters and insurance and other regulatory matters such as the adoption of proposed legislation that would affect Bermuda-headquartered companies and/or Bermuda-based insurers or reinsurers and/or changes in regulations or tax laws applicable to the Company, its subsidiaries, brokers or customers, including new guidance implementing the Tax Cuts and Jobs Act of 2017 and the possible implementation of the Organization for Economic Cooperation and Development (“OECD”) Pillar I and Pillar II initiative; and
•the other matters set forth under Item 1A “Risk Factors”, Item 7 “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other sections of the Company’s Annual Report on Form 10-K, as well as the other factors set forth in the Company’s other documents on file with the SEC, and management’s response to any of the aforementioned factors.

All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with other cautionary statements that are included herein or elsewhere. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Contacts
Arch Capital Group Ltd.	Investor Relations
François Morin: (441) 278-9250	Donald Watson: (914) 872-3616; dwatson@archgroup.com

Source - Arch Capital Group Ltd.
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